Exhibit 99.1

For Immediate Release

Contact:	Chris Daly Daly Gray Public Relations (Media) chris@dalygray.com (703) 864-5553	Dennis Craven Chatham Lodging Trust (Company) dcraven@cl-trust.com (561) 227-1386

Chatham Completes Substantial Acquisition, Increases Dividend 11 Percent

WEST PALM BEACH, Fla., March 4, 2026 —Chatham Lodging Trust (NYSE: CLDT) today announced the acquisition of six hotels comprising 589 rooms for $92 million, or approximately $156,000 per room. Additionally, the company increased its quarterly common dividend by 11 percent to $0.10 per share, the second consecutive year of double digit increases to its common share dividend.

Dividend Update

Chatham’s board of trustees declared both its quarterly common and preferred dividends. The $0.10 per share common dividend and preferred share dividend of $0.41406 per preferred share are payable on April 15, 2026, to shareholders of record as of March 31, 2026.

Jeffrey H. Fisher, Chatham’s president and chief executive officer, highlighted, “We are proud of the job we’ve done over the past few years repositioning the company for growth. The combination of historically low new supply growth, record amounts of new investments in technology, especially with respect to artificial intelligence, and reshoring manufacturing back into the United States should result in strong, multi-year growth for the lodging industry. Operationally, management expense pressures, particularly with respect to labor costs, are moderating. Furthermore, this accretive acquisition, which equates to an approximate 10 percent capitalization rate using 2025 hotel net operating income, will provide further growth in free cash flow, giving us the confidence to boost our dividend by a healthy 11 percent for 2026.”

Portfolio Acquisition Details

Chatham acquired six, high-quality, Hilton-branded hotels comprising 589 rooms for $92 million, with two hotels located in Joplin, Mo., two hotels in Effingham, Ill., and two hotels in Paducah, Ky. Of the six hotels, there are two Homewood Suites, two Hampton Inn and Suites and two Home2 Suites by Hilton hotels. Chatham funded the acquisition with available cash and borrowings on its revolving credit facility.

“This very strategic acquisition truly complements our existing portfolio for multiple reasons. First, the hotels are generally the highest quality properties in their respective markets with the average age of the portfolio only 10 years. Second, 66 percent of the portfolio’s rooms are extended-stay, an exact match to our existing portfolio, more than double our nearest peer, and as everyone knows, is our preferred segment. Third, the hotels benefit from very favorable labor dynamics and generate Hotel EBITDA margins that will further increase our already industry leading margins. Fourth, the portfolio diversifies our geographic footprint into areas of the country that are benefitting from expanded investments in manufacturing and distribution,” Fisher commented.

To illustrate, Paducah sits on Interstate 24 and is proximate to the many high traffic commerce routes between St. Louis, Louisville, Nashville and Memphis. Effingham sits at the crossroads of Interstates 57 and 70, midway between Indianapolis and St. Louis, and brings into town almost 200,000 of workers from eight neighboring counties each week. Joplin is adjacent to the intersection of both Interstates 44 and 49 in southwest Missouri and benefits from its location between Kansas City, Saint Louis, Oklahoma City and ever-growing northwest Arkansas, home to Walmart, J.B. Hunt and Tyson Foods.

Fisher continued, “Lastly, this transaction highlights our extremely successful recycling initiative over the past 18 months, selling older, lower RevPAR, lower margin hotels at a low capitalization rate and reinvesting those proceeds into newer, higher RevPAR, higher margin hotels at a higher capitalization rate that will be accretive to earnings and cash flow in 2026.”

Over the past 18 months, Chatham sold six hotels for approximately $100 million. The hotels had an average age of 25 years, RevPAR of $101 and hotel EBITDA margins of 27 percent. In comparison, the $92 million acquired portfolio has an average age of 10 years, generated RevPAR of $116 and hotel EBITDA margins of 42 percent in 2025. Although the acquired portfolio will only be included in Chatham’s results for 10 months in 2026, the below summarizes the financial contributions of the acquired portfolio to Chatham’s on a full-year basis:

●	2025 Hotel EBITDA of approximately $10 million would represent a 12 percent increase
●	Using 2025 Hotel EBITDA and a pro forma blended interest rate of 6 percent, the acquired portfolio would add approximately $0.10 of adjusted FFO per year
●	Chatham’s net debt to EBITDA ratio increases approximately 50 basis points

Fisher concluded, “We have multiple levers to enhance shareholder returns and are executing on those. We have been aggressively repurchasing shares and will continue to do so using free cash flow. We are increasing our common dividend by double digits for the second consecutive year. We have been patiently analyzing many acquisition opportunities, waiting for the right deal that ticked a lot of boxes, and this deal certainly does that. It represents our first acquisition in almost two years. We are enthusiastic about our future.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. Additional information about Chatham may be found at chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.